Hennessy Advisors, Inc.

Exhibit 23.3



                Consent of Independent Registered Accounting Firm





The Board of Directors
Hennessy Advisors, Inc.:


We consent to incorporation of our report dated November 4, 2004, regarding the balance sheet of Hennessy Advisors, Inc. as of September 30, 2004 and 2003, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, into the annual report of Hennessy Advisors, Inc., being filed on Form 10-KSB.




Pisenti & Brinker LLP
Petaluma, California
November 4, 2004





                                       71